Exhibit 4.11
EXECUTION VERSION

February 21, 2023

Chesapeake Utilities Corporation 500 Energy Lane, Suite 400
Dover, Delaware 19901

Re: Amendment No. 2 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Private Shelf Agreement, dated as of March 2, 2017 (as amended by Amendment No. 1 to Private Shelf Agreement dated as of May 14, 2020, the “Shelf Agreement”) originally among Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), Metropolitan Life Insurance Company and MetLife Investment Advisors, LLC (now known as MetLife Investment Management, LLC) and each MetLife Affiliate which may become a party thereto in accordance with the terms thereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shelf Agreement.

The Company has requested that MetLife and the Required Holders (i) agree to extend the Issuance Period for three years from the Effective Date (as defined in Section 4 hereof) and
(ii) make certain other amendments to the Shelf Agreement as more particularly described herein. Pursuant to such requests, and in accordance with the provisions of Section 17.1 of the Shelf Agreement, the parties hereto agree as follows:

SECTION 1. Amendments. Effective on the Effective Date (as defined in Section 4 hereof), the Shelf Agreement is amended as follows:

a.The Shelf Agreement is hereby amended by deleting each reference to “$150,000,000” contained therein and inserting “$200,000,000” in lieu thereof.

a.The Shelf Agreement is hereby amended by deleting the reference to “909 Silver Lake Boulevard, Dover, Delaware 19904” contained therein and inserting “500 Energy Lane, Suite 400, Dover, Delaware 19901” in lieu thereof.

a.Section 1 of the Shelf Agreement is hereby amended by deleting the words “to mature, in the case of each Note so issued, no more than 20 years after the date of original issuance thereof” and inserting “to mature, in the case of each Note so issued, no more than 30 years after the date of original issuance thereof” in lieu thereof.

a.Section 2(b) of the Shelf Agreement is hereby amended by deleting clause (1) thereof in its entirety and inserting “(1) February 21, 2026 (or if such date is not a Business Day, the Business Day next preceding such date) and”.

Chesapeake Utilities Corporation February 21, 2023

Exhibit 4.11

a.Section 7.1(i) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

i.Resignation or Replacement of Auditors — within
10 days following the date on which the Company’s independent auditors resign or the Company elects to change independent auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request; provided, that delivery of a copy of a Current Report on Form 8-K (or applicable successor form), reporting such resignation or change of independent auditors, prepared in accordance with the SEC’s requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(i); and
a.Section 7.4 of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.4 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officers’ Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (d) or
i.and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

1.such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail;

1.the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section
7.2 available on its home page on the internet, which is located at http://chpk.com as of the date of this Agreement;

1.such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the

Chesapeake Utilities Corporation February 21, 2023

requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

1.the Company shall have filed any of the items referred to in Section 7.1(d) or Section 7.1(i) with the SEC on EDGAR and shall

Exhibit 4.11
have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has free access;

provided however, that in the case of any of clauses (b), (c) or (d), upon the request of any holder of a Note that is an Institutional Investor to receive written notice of posting and/or paper copies of such forms, financial statements and Officer’s Certificates, (1) the Company shall give such holder of a Note prior written notice, which may be by e- mail or in accordance with Section 18, of such posting or filing in connection with each delivery, and (2) the Company will promptly e-mail such documents or deliver such paper copies, as the case may be, to such holder. Each holder of Notes that is an Institutional Investor shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
a.Section 10.3(b) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

(b) The Company will not, at any time, permit the aggregate principal amount of (1) outstanding Purchase Money Indebtedness of the Company and its Subsidiaries, plus (2) outstanding Indebtedness secured by Liens permitted pursuant to Sections 10.4(i) and (j) and (3) outstanding unsecured Current or Funded Indebtedness of Subsidiaries (excluding Current or Funded Indebtedness owed by a Subsidiary to the Company or a Wholly-Owned Subsidiary) to exceed 20% of Total Capitalization.
a.Section 10.5 of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.5 Sale of Property and Subsidiary Stock.

a.The Company will not, and will not permit any Subsidiary to, except in the ordinary course of business, sell, lease,

Chesapeake Utilities Corporation February 21, 2023

transfer or otherwise dispose of any of its assets (not including Excluded Assets); provided that the foregoing restriction does not apply to the sale of assets for a cash consideration to a Person other than an Affiliate, if all of the following conditions are met:

i.the amount of such assets (valued at net book value), together with all other assets of the Company and Subsidiaries previously disposed of (other than in the ordinary course of business) as permitted by this Section 10.5(a) and the assets of any Subsidiary disposed of as permitted by clauses
a.and (4) of Section 10.5(b) during the fiscal year in which the disposition occurs does not exceed 10% of Consolidated Total Assets as of the end of the fiscal year then most recently ended; provided that assets, as so valued, may be sold in excess of 10% of Consolidated Total Assets in any fiscal year if either (i) within one year of such sale, the proceeds from the sale of such assets are used, or committed by the Company’s Board of Directors to be used, to acquire other assets of at least equivalent value and earning power, or (ii) with the written consent of the holders of the Notes, the proceeds from sale

Exhibit 4.11
of such assets are used immediately upon receipt to prepay pro rata the Notes of all Series under Section 8.2 and other senior Funded Indebtedness of the Company; and

i.in the opinion of the Company’s Board of Directors, the sale is for fair value and is in the best interest of the Company; and

i.immediately before and immediately after the consummation of the sale, and after giving effect thereto, no Default or Event of Default would exist.

For the purpose of this paragraph (a), any transfer by the Company of any assets of its Florida division and the propane assets of Sharp Energy and Sharpgas located in Florida to FPU at a time when FPU is a Wholly-Owned Subsidiary shall be deemed to be in the ordinary course of business.

a.The Company will not, and will not permit any Subsidiary to, dispose of its investment in any Subsidiary, and the Company will not, and will not permit any Subsidiary to, issue or

Chesapeake Utilities Corporation February 21, 2023

transfer any shares of a Subsidiary’s capital stock, equity interests or any other Securities exchangeable or convertible into such Subsidiary’s capital stock, equity interests or other Securities (such capital stock, equity interests and other Securities being called the “Subsidiary Stock”), if the effect would be to reduce the direct or indirect proportionate interest of the Company in the outstanding Subsidiary Stock of the Subsidiary whose shares are the subject of the transaction, provided that these restrictions do not apply to (1) the issue of directors’ qualifying shares, (2) the sale or other transfer to a Person other than an Affiliate of the Company and its other Subsidiaries of all or any portion of an investment in any Excluded Assets, (3) the sale or other transfer to a Person other than an Affiliate of the Company and its other Subsidiaries of all or any portion of an investment in any Renewable Subsidiary or (4) the sale for cash consideration of the entire investment of the Company and its other Subsidiaries in any other Subsidiary, provided that in the case of clauses (3) and (4) of this Section 10.5(b), the Company would be permitted to dispose of all or such proportionate amount of the assets of such Subsidiary at the time in compliance with the conditions specified in clauses (1), (2) and (3) of Section 10.5(a).

For the purpose of this paragraph (b), references to “any portion” of an investment shall include, without limitation, any sale or transfer that results in (1) the Subsidiary ceasing to qualify as a Subsidiary in accordance with this Agreement or (2) the Subsidiary ceasing to be controlled by the Company or any other Subsidiary of the Company.
a.Clause (a) of the definition of “Excluded Assets” in Schedule A to the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

(a) each of the following Subsidiaries or the assets of any of the following Subsidiaries (including, without limitation, any Subsidiary Stock owned directly or indirectly by such Subsidiaries): Skipjack, Inc.; Eastern Shore Real Estate, Inc.; Peninsula Pipeline Company, Inc.; Peninsula Energy Services Company, Inc.; Chesapeake OnSight Services, LLC; and Eight Flags Energy, LLC and

Exhibit 4.11
a.The definition of “FPU Indebtedness” in Schedule A to the Shelf Agreement is hereby deleted in its entirety.

a.Schedule A to the Shelf Agreement is hereby amended by inserting a new definition of “Renewable Subsidiary” in the appropriate alphabetical order to read as follows:

Chesapeake Utilities Corporation February 21, 2023

“Renewable Subsidiary” means any Subsidiary primarily engaged in the development, research or production of renewable energy or renewable energy sources.
a.Schedule B of the Shelf Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

SECTION 2. Available Facility Amount. The Company and MetLife expressly agree and acknowledge that as of the Effective Date after giving effect to the amendments in Section 1 hereof the Available Facility Amount is $150,000,000. NOTWITHSTANDING THE FOREGOING, THIS AMENDMENT AND THE SHELF AGREEMENT HAVE BEEN ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER METLIFE NOR ANY METLIFE AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY METLIFE OR ANY METLIFE AFFILIATE.

SECTION 3. Representations and Warranties. The Company represents and warrants that (a) the execution and delivery of this amendment has been duly authorized by all necessary corporate action on behalf of each of the Company and this amendment has been executed and delivered by a duly authorized officer of each of the Company, and all necessary or required consents to this amendment (other than any consents required to be obtained solely by a holder) have been obtained and are in full force and effect; (b) each representation and warranty set forth in Section 5 of the Shelf Agreement is true and correct as of the date of execution and delivery of this amendment by the Company with the same effect as if made on such date; provided that for purposes of the representations in Section 5.4 and Section 5.15 of the Shelf Agreement, the schedules attached as Exhibit B hereto shall replace Schedule 5.4 and Schedule
5.15 of the Shelf Agreement and (c) after giving effect to the amendments set forth in Section 1 hereof, no Event of Default or Default exists or has occurred and is continuing on the date hereof.

SECTION 4. Effectiveness. This amendment shall become effective as of the date first written above (the “Effective Date”) provided that MetLife and each holder of a Note receive original counterparts or, if satisfactory to MetLife or such Holder, certified or other copies of this amendment, duly executed and delivered by the parties hereto.

SECTION 5. Reference to and Effect on Shelf Agreement. Upon the effectiveness of this amendment, each reference to the Shelf Agreement in any other document, instrument or agreement shall mean and be a reference to the Shelf Agreement as modified by this amendment.

Exhibit 4.11
Except as specifically set forth in Section 1 hereof, the Shelf Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this amendment shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Shelf Agreement in the future, whether or not under similar circumstances.

Chesapeake Utilities Corporation February 21, 2023

SECTION 6. Expenses. The Company hereby confirms its obligations under the Shelf Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by MetLife, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by MetLife in connection with this amendment or the transactions contemplated hereby, in enforcing any rights under this amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this amendment or the transactions contemplated hereby. The obligations of the Company under this Section 6 shall survive transfer by any Purchaser or holder of any Note and payment of any Note.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AMENDMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 8. Counterparts; Section Titles. This amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this amendment. The section titles contained in this amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[Signature Pages Follow]

Very truly yours,

METLIFE INVESTMENT MANAGEMENT, LLC (FKA METLIFE INVESTMENT ADVISORS, LLC)

Exhibit 4.11
By:
Name: Frederic Spoier
Title: Authorized Signatory

METLIFE INSURANCE K.K.

By: MetLife Investment Management , LLC, its investment manager

By
Name: Frederic Spoth Title: Authorized Signatory

MISSOURI REINSURANCE, IN C.

By: MetLife Investment Management, LLC, its investment manager
By
Name: Frederic Sporel
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

Exhibit 4.11

Agreed and accepted:

CHESAPEAKE UTILITIES CORPORATION
By:
Name: Beth W. Cooper
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2]

Exhibit 4.11

EXHIBIT A

INFORMATION SCHEDULE

Shaun Oliver Associate Director Private Fixed Income
MetLife Investment Management
One MetLife Way, Whippany, NJ, 07981 P: 973-355-4492
soliver@metlife.com

Fred Sporer Director
Private Fixed Income
MetLife Investment Management
One MetLife Way, Whippany, NJ 07981 P: 917-596-3524
fsporer@metlife.com

Trevor Shields Associate
MetLife Private Capital
MetLife Investment Management
One MetLife Way, Whippany, NJ, 07981 P: 973-307-7238
trevor.shields@metlife.com

Authorized Officers for Company

Noah T. Russell
Assistant Vice President & Assistant Treasurer
Chesapeake Utilities Corporation 500 Energy Lane, Suite 400
Dover, Delaware 19901
Telephone: 302-387-9147
Facsimile: 302-734-6750

Beth W. Cooper
Executive Vice President & Chief Financial Officer Chesapeake Utilities Corporation 500 Energy Lane, Suite 400
Dover, Delaware 19901
Telephone: 302-734-6022
Facsimile: 302-734-6750

EXHIBIT B

[See Attached]

Exhibit 4.11

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

Name	Jurisdiction of Organization	Owner	Ownership Percentage
Eastern Shore Natural Gas Company	Delaware	Chesapeake Utilities Corporation	100%
Sharp Energy, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Sharpgas, Inc.	Delaware	Sharp Energy, Inc.	100%
Peninsula Energy Services Company, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Peninsula Pipeline Company, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Florida Public Utilities Company	Florida	Chesapeake Utilities Corporation	100%
FPU Renewables, LLC	Florida	Florida Public Utilities Company	100%
Flo-Gas Corporation	Florida	Florida Public Utilities Company	100%
Chesapeake Service Company	Delaware	Chesapeake Utilities Corporation	100%
Skipjack, Inc.	Delaware	Chesapeake Service Company	100%
Chesapeake Investment Company	Delaware	Chesapeake Service Company	100%
Eastern Shore Real Estate, Inc.	Delaware	Chesapeake Service Company	100%
Chesapeake OnSight Services, LLC	Delaware	Chesapeake Utilities Corporation	100%
Sandpiper Energy, Inc.	Delaware	Chesapeake Utilities Corporation	100%
Eight Flags Energy, LLC	Delaware	Chesapeake OnSight Services, LLC	100%
Aspire Energy Express, LLC	Delaware	Chesapeake Utilities Corporation	100%
Marlin Gas Services, LLC	Delaware	Chesapeake Utilities Corporation	100%
Aspire Energy of Ohio, LLC	Delaware	Chesapeake Utilities Corporation	100%
Chesapeake Elkton, LLC	Delaware	Chesapeake Utilities Corporation	100%
Elkton Gas Company	Maryland	Chesapeake Utilities Corporation	100%
OnSight Renewables, LLC	Delaware	Chesapeake Utilities Corporation	100%
Amelia Island Energy, LLC	Delaware	Chesapeake OnSight Services, LLC	100%
Amelia Renewables, LLC	Delaware	OnSight Renewables, LLC	100%

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Blue Peake LNG, LLC	Delaware	OnSight Renewables, LLC	100%
Marlin Compression, LLC	Delaware	OnSight Renewables, LLC	100%

EXISTING INDEBTEDNESS

The existing principal amount of Indebtedness of the Company and its Subsidiaries as of September 30, 2022, is as follows:

Agreement	Current Outstanding Principal as of September 30, 2022
Note Agreement, dated October 31, 2008, as amended, regarding 5.93% Senior Unsecured Notes, due October 31, 2023.	$4,500,000
Note Agreement, dated June 29, 2010, as amended by First Amendment June 20, 2011:
a.5.68% Series A, Senior Unsecured Notes, due June 30, 2026 b.6.43% Series B, Senior Unsecured Notes, due May 2, 2028.	i. ii.	$11,600,000 $4,200,000
Note Purchase Agreement, dated September 5, 2013:
a.3.73% Series A, Senior Unsecured Notes, due December 16 b.3.88% Series B, Senior Unsecured Notes, due May 15, 202	i. ii.	$14,000,000 $35,000,000

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Private Shelf Facility, dated October 8, 2015 (as amended,	i. ii. iii. iv.	$68,250,000 $100,000,000 $50,000,000 $80,000,000 funding is expected to occur in March 2023 restated, extended, supplemented or otherwise modified from
time to time), by and between Chesapeake Utilities Corporation and PGIM, Inc. (formerly known as Prudential Investment
Management, Inc.):
i. 3.25% Senior Unsecured Notes, due April 30, 203
ii. 3.98% Senior Unsecured Notes, Series B, du
20, 2039.
iii. 3.00% Senior Unsecured Notes, Series C, due July 1
2035.
iv. 5.43% Senior Unsecured Notes, Series D, due Mar
14, 2038
Master Note Agreement, dated March 2, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time), by and between Chesapeake Utilities Cor

and NYL Investors LLC: a.3.48% Senior Unsecured Notes due May 31, 2038 b.3.58% Senior Unsecured Notes due November 30, 2038. c.2.96% Senior Unsecured Notes due August 15, 2035	i. $50,000,000 ii. $50,000,000 iii. $40,000,0
Note Purchase Agreement, dated November 19, 2019, by and among Chesapeake Utilities Corporation, The Guardian Life Insurance Company of America and the other purchasers party thereto regarding 2.98% Senior Unsecured Notes, due December 20, 2034.	$70,000,000
Private Shelf Agreement, dated March 2, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time), by and among Chesapeake Utilities Corporation, Metropolitan Life Insurance Company and MetLife Investment Advisors, LLC (now known as MetLife Investment Management, LLC).
i. 2.95% Senior Unsecured Notes due March 15, 204
i. $50,000,00

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Amended and Restated Credit Agreement, dated August 12, 2021 (as amended, restated, extended, supplemented or otherwise modified from time to time), by and among Chesapeake Utilities Corporation, a Delaware corporation, PNC Bank, National Association, as administrative agent, swing loan lender and issuing lender, and the other lenders party thereto, providing for (i) a $200,000,000 5-year revolving facility expiring on August 12, 2026, and (ii) a $200,000,000 364-day revolving facility expiring on August 11, 2022.	$166,319,525.75
Equipment Security Note dated September 29, 2021, by and among Chesapeake Utilities Corporation and Banc of America Leasing & Capital, LLC regarding 2.46% Equipment Security Note, due September 29, 2031.	$8,734,006
Note Purchase Agreement, dated August 25, 2021, by and among Chesapeake Utilities Corporation, MetLife Insurance K.K. and the other purchase party thereto regarding 2.49% Senior Unsecured Notes, due January 25, 2037	$50,000,000

CH2:26501447.5